SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	August 14, 2001

CTN MEDIA GROUP, INC.

Delaware	0-19997	13-3557317

(state of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3350 Peachtree Road, Suite 1500, Atlanta, Georgia 30326

(Address of principal office)

Registrant's telephone number, including area code		(404) 256-4444

(Former name or former address, if changed since last report)

Item 5.              Other Events.

             Effective August 14, 2001, CTN Media Group, Inc. (“CTN”) amended its credit arrangement with LaSalle Bank National Association (“LaSalle”).  On July 10, 2001, in conjunction with CTN’s sale of its subsidiary, Market Place Media, CTN used $10.3 million of the proceeds from the transaction to permanently reduce the indebtedness owing under its revolving line of credit with LaSalle to $1.7 million.

             The terms of the amended and restated credit agreement modify CTN’s revolving loan commitment with LaSalle to increase the amount available under the line of credit to $5 million, maturing January 31, 2003 (the “Revolving Loan”).  As of August 14, 2001, $1.7 million of indebtedness was outstanding under the new credit facility.

             The Revolving Loan bears interest at either (i) the Base Rate which is equal to the greater of (a) the Federal Funds rate plus 0.50% or (b) the Prime Rate, plus 2.00% per year; or (ii) the Eurodollar Rate, plus 3.50% per year.  The determination of whether to use the Base Rate or the Eurodollar Rate is at the option of CTN.  A commitment fee of 0.50% per year on  the unused portion of the facility is required.  The Revolving Loan is due and payable in full on January 31, 2003 and is guaranteed by a negative pledge of the outstanding shares of stock of CTN owned by U-C Holdings, L.L.C., the majority stockholder of CTN (“Holdings”).

             The amended and restated credit agreement contains financial covenants that, among other restrictions, require the maintenance of certain financial ratios and cash flows, restrict asset purchases, dividend payments or distributions and accelerate the maturity upon a change in control of CTN.

Item 7.              Financial Statements And Exhibits.

(a)         None.

(b)        None.

(c)         Exhibit No.                                  Description of Exhibit

2.1	Amended and Restated Credit Agreement, dated as of August 14, 2001, by and between CTN Media Group, Inc., formerly known as College Television Network, Inc. and LaSalle Bank National Association.

SIGNATURE

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 23, 2001	CTN MEDIA GROUP, INC.

	By:	/s/ Jason Elkin

Jason Elkin,
Chief Executive Officer and Chairman of the Board